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                                                                   Exhibit 10.29

                              OCULAR SCIENCES, INC.

                                December 1, 2001



Stephen J. Fanning
282 Las Quebradas Lane
Danville, CA  94507

         Re:  Amendment of Employment Agreement

Dear Stephen:

         You have requested that we make certain changes to your Employment Agreement dated as of August 8, 2001 between Ocular Sciences, Inc. ("the "COMPANY") and you (the "EMPLOYMENT AGREEMENT"), which changes we have agreed to make pursuant to this letter. Accordingly, pursuant to Section 15.7 of the Employment Agreement, the Company and you hereby agree to amend your Employment Agreement as follows:

         The fifth sentence of Section 7.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

         The $400,000 Loan shall be due and payable on the earlier of (i) August 13, 2006, (ii) six (6) months after Employee's termination of employment with the Company, whether due to voluntary termination, termination by the Company without or without cause, termination by the Employee for good reason, or other reasons, (iii) Employee's default under any loan secured by the New Residence, or (iv) the sale, transfer or other disposition of the New Residence.

         Section 7.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

         7.2 $725,000 LOAN. Upon commencement of Employee's employment with the Company, the Company will provide Employee with an interest-free loan of Seven Hundred Twenty-Five Thousand Dollars ($725,000) (the "$725,000 Loan"). The $725,000 Loan shall be secured by a deed of trust (the "725,000 Deed of Trust") on the New Residence and will be full recourse. The $725,000 Deed of Trust will be subordinate to any deed of trust to a bank or other financial institution for a loan to purchase the New Residence. Employee will be prohibited from selling, transferring or otherwise disposing of any interest in the New Residence while the $725,000 Loan is outstanding. The $725,000 Loan shall be due and payable on the earlier of (i) August 13, 2004, (ii) six (6) months after Employee's termination of employment with the Company, whether due to voluntary termination, termination by the Company with or without cause, termination by the Employee for good reason, or other reasons, (iii) Employee's


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         default under any loan secured by the New Residence, or (iv) the sale, transfer or other disposition of the New Residence. Notwithstanding the foregoing, one-third of the principal amount of the Loan (i.e., $241,667) shall be forgiven on each of the first, second and third anniversaries of the commencement of Employee's employment, so long as Employee has remained continuously employed by the Company until such date. Employee shall be responsible for all taxes arising from any loan forgiveness or the interest-free aspect of this loan, and the Company will be entitled to withhold appropriate amounts for tax purposes.

         Promptly following execution of this letter, the original promissory note representing the $725,000 Loan previously advanced to you shall be cancelled, and you will issue the Company an amended and restated promissory note reflecting the new terms for the $725,000 Loan. You also agree to execute and deliver such other instruments and documents as may be reasonably necessary to implement the changes set forth above.

         Except as otherwise provided in this letter, all other terms and conditions of the Employment Agreement remain in full force and effect. This letter is governed by the laws of the State of California, and embodies the entire agreement and understanding of the parties (oral or written) regarding its subject matter. This letter may be executed in counterparts, each of which shall be an original, but all of which together will constitute one and the same document. Please indicate your agreement to the terms of this letter by signing below where indicated.

                                           Very truly yours,

                                           OCULAR SCIENCES, INC.

                                           By: /s/ S.B. Landman
                                              ----------------------------------
                                           Name: Sidney B. Landman
                                                --------------------------------
                                           Title: CFO
                                                 -------------------------------

Agreed and Accepted:



 /s/ Stephen J. Fanning
-----------------------
Stephen J. Fanning